UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): July 20, 2006
MIDWEST BANC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29598	36-3252484
State or Other Jurisdiction of	Commission File No.	I.R.S. Employer Identification
Incorporation or Organization		Number
501 W. NORTH AVENUE
MELROSE PARK, ILLINOIS 60160
(Address of principal executive offices)
(708) 865-1053
(Registrant’s Telephone Number,
Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
Item 7.01. Regulation FD Disclosure
SIGNATURE
Press Release

Item 2.06. Material Impairments
     On July 20, 2006, the Company announced that it will report a loan loss provision of $5 million in its second quarter financial results to reflect the sudden deterioration in the credit quality of a long-standing loan relationship. Although payments remain current on the account, recent developments in the customer’s operations, relating to uncertainty of the customer’s ability to collect a large account receivable, prompted the bank to reclassify approximately $16 million in loans to classified status. A total of $8 million in specific reserves have been allocated to the loan relationship, including $3 million of existing reserves plus the $5 million second quarter provision. Net of tax, the provision will reduce second quarter earnings by $3 million, or $0.14 per share. Attached as Exhibit 99.1 is a copy of the press release.
Item 7.01. Regulation FD Disclosure
     On July 20, 2006, the Company announced that it will report a loan loss provision of $5 million in its second quarter financial results to reflect the sudden deterioration in the credit quality of a long-standing loan relationship. Although payments remain current on the account, recent developments in the customer’s operations, relating to uncertainty of the customer’s ability to collect a large account receivable, prompted the bank to reclassify approximately $16 million in loans to classified status. A total of $8 million in specific reserves have been allocated to the loan relationship, including $3 million of existing reserves plus the $5 million second quarter provision. Net of tax, the provision will reduce second quarter earnings by $3 million, or $0.14 per share. Attached as Exhibit 99.1 is a copy of the press release.
Note: the information in this report (including the exhibit) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.

Date: July 21, 2006	By:	/s/ Daniel R. Kadolph

Daniel R. Kadolph Executive Vice President and Chief Financial Officer